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                                                                                                                      EXHIBIT 12(a)
                                             SALOMON INC AND SUBSIDIARIES
                                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Unaudited)


                                                            Three
                                                           Months
                                                            Ended
                                                          March 31,                         Years Ended December 31,
Dollars in millions                                          1996        1995        1994         1993          1992         1991
Earnings:

 Income (loss) before income taxes and cumulative
   effect of change in accounting principles          $       461   $     708    $     (831)   $   1,465     $   1,056    $     919
 Add fixed charges (see below)                              1,291       5,825         4,919        4,644         4,373        5,704
 Other adjustments                                             (2)        (11)           (3)          22            20           (4)
Earnings as defined                                   $     1,750   $   6,522    $    4,085    $   6,131     $   5,449    $   6,619

Fixed Charges:
 Interest expense                                     $     1,275   $   5,782    $    4,892    $   4,600     $   4,324    $   5,638
 Other adjustments                                             16          43            27           44            49           66
Fixed charges as defined                              $     1,291   $   5,825    $    4,919    $   4,644     $   4,373    $   5,704
Ratio of earnings to fixed charges                           1.36        1.12          0.83*        1.32          1.25         1.16


NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before income taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $834 million.

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